Exhibit 10.21
PERFORMANCE SHARE UNIT AWARD AGREEMENT FOR
EXPAND ENERGY CORPORATION
LONG TERM INCENTIVE PLAN
(Absolute TSR)
THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Agreement”) entered into as of the grant date set forth on the attached Notice of Grant of Performance Share Units and Award Agreement (the “Notice”), by and between Expand Energy Corporation, an Oklahoma corporation (the “Company”), and the participant named on the Notice (the “Participant”);

W I T N E S S E T H:
WHEREAS, the Participant is receiving the Performance Share Units in respect of the Participant’s services as an Employee, and it is important to the Company that the Participant be encouraged to remain an Employee and to incentivize the Participant to promote the long-term success of the Company;
WHEREAS, the Company has previously adopted the Expand Energy Corporation 2021 Long Term Incentive Plan effective as of February 9, 2021, as amended, restated or otherwise modified from time to time (the “Plan”); and
WHEREAS, the Company has awarded the Participant Performance Share Units under the Plan (which are a subcategory of Performance Shares under the Plan), as set forth on the Notice, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:
1.    The Plan. The Plan, a copy of which has been made available to the Participant, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below). Any capitalized terms used but not defined in this Agreement have the same meanings given to them in the Plan.

2.    Grant of Award. The Company hereby awards to the Participant the number of Performance Share Units set forth in the Notice, on the terms and conditions set forth herein and in the Plan (the “Award”). Each Performance Share Unit granted pursuant to this Award gives the Participant the right to receive payment, following the satisfaction of the vesting conditions set forth in the Notice and this Agreement, of one share of Common Stock in the manner set forth in Section 5 below.

3.    Earning, Vesting and Forfeiture.
(a)    Earning and Vesting. The Performance Share Units will become earned and vested as set forth in the Notice based on the Company’s achievement of the performance goal set forth in the Notice and the Participant’s continued employment through the third anniversary of the Grant Date.
(b)    Forfeiture. The Performance Share Units and any Dividend Equivalents related thereto shall be subject to forfeiture without consideration in certain circumstances as set forth in the Notice.

4.    Nontransferability of Award. A Performance Share Unit is not transferable other than by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, a Performance Share Unit contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, and may, at the sole discretion of the Committee, result in forfeiture of the Performance Share Unit(s) involved in such attempt.

5.    Payment. Payment shall be made in the form of an issuance to the Participant of shares of Common Stock equal to the number of vested Performance Share Units within sixty (60) days following the vesting date of such Performance Share Unit; provided, however, that if the Performance Share Units vest (in whole or in part) as of the “Anniversary Date” (as defined in the Notice), then the applicable number of shares of Common Stock underlying the vested Performance Share Units shall be issued by no later than March 15, 2027.

6.    Dividends Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Common Stock and, on the record date for such dividend, the Participant holds Performance Share Units granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of shares of Common Stock equal to the number of Performance Share Units held by the Participant that have not been settled as of such record date, such payment to be made on the date that shares of Common Stock are issued to the Participant in respect of the Performance Share Units in accordance with Section 5 (the “Dividend Equivalents”). For purposes of clarity, if the Performance Share Units (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited Performance Share Units. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

7.    Withholding. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the Performance Share Units. Required withholding taxes as determined by the Company associated with this Award must be paid in cash. Provided, however, the Committee may require the Participant to pay such withholding taxes by directing the Company to withhold from the Award the number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of required withholding taxes. The Company in its sole discretion may also withhold any required taxes from Dividend Equivalents paid on the Performance Share Units.

8.    Amendments. This Award Agreement may be amended by a written agreement signed by the Company and the Participant; provided that the Committee may modify the terms of this Award Agreement without the consent of the Participant in any manner that is not adverse to the Participant.

9.    Securities Law Restrictions. Payment of this Award shall not be made in shares of Common Stock unless such issuance is in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant at the time of payment and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Common Stock subject to the Award are being acquired for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such a fact. The Participant acknowledges that any stock certificate representing Common Stock acquired under such circumstances will be issued with a restricted securities legend.

10.    Non-Disclosure of Confidential and Proprietary Information. The Participant recognizes that, as a result of his/her employment, he/she will have access to confidential information, trade secrets, proprietary methods and other data which is the property of and integral to the operation and success of the Company and therefore agrees to be bound by the provisions of this Agreement, which the parties agree and acknowledge to be reasonable. The Participant acknowledges that he/she will obtain unique benefits from his/her employment and the provisions contained in this Agreement are reasonably necessary to protect the Company’s legitimate business interests, which include, among other things, the substantial relationships between the Company and its clients, referral sources, employees, customers and vendors as well as the goodwill established with these parties over a protracted period of time. The Participant agrees that he/she will not divulge to any person; use to the detriment of the Company; or use in any business competitive with or similar to any business of the Company, any of the Company’s trade secrets and/or the Company’s confidential and proprietary information at any time during the term of the Participant’s employment or thereafter. A trade secret shall include any formula, pattern, device or compilation of information used by the Company in its business. Trade secrets as well as confidential and proprietary information shall also include, without limitation, internal well valuations, compilation of documents necessary to prepare well valuations, geological data and interpretation of geological data obtained, expectations concerning well profitability, production information, test results, economic projections, financial reports, income statements, balance sheets, general ledgers, accounts receivable, business plans, contracts with customers, suppliers and affiliated companies, the identity of customers and suppliers, and information reflecting their interests, preferences, credit-worthiness, risk characteristics, likely receptivity to solicitation for participation in various transactions, as well as any other business information obtained by the Participant, during the course of employment.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Participant from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Participant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires the Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that the Participant has engaged in any such conduct.

11.    Participant Misconduct; Compensation Recovery.
(a)    Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee shall have the authority to determine that in the event of serious misconduct by the Participant (including violations of this Agreement, employment agreements, confidentiality or other proprietary matters) or any activity of the Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, the Award may be cancelled, in whole or in part, whether or not vested. The determination of whether the Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion.

(b)    The Award made pursuant to this Agreement is subject to recovery pursuant to the Company’s compensation recovery policy then in effect. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover cash or shares of Common Stock paid to the Participant pursuant to this Award.

12.    Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in electronic or written form. If in writing, such notices shall be deemed to have been made (a) if personally delivered in return for a receipt, (b) if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the payroll records of the Company or (c) if provided electronically, provided to the Participant at his/her e-mail address specified in the Company’s or its Affiliated Entity’s records or as other specified pursuant to and in accordance with the Committee’s applicable administrative procedures.

13.    Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan and (ii) governed and construed under the laws of the State of Oklahoma.

14.    Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.

15.    Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement.

16.    Company Recoupment of Awards. The Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with the Participant, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any stock exchange on which the Common Stock may be listed.

17.    Code Section 409A. This This Agreement and the Award are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”). This Agreement and the Award shall be administered, interpreted, and construed in a manner consistent with Section 409A or an exemption therefrom. Should any provision of this Agreement or the Award be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation, additional taxes or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of accelerated taxation, additional taxes or tax penalties on the Participant under Section 409A. In the event the Award under this Agreement is determined to be subject to Section 409A, any payment triggered by a Change of Control will be made only if, in connection with the Change of Control, there occurs a change in the ownership of the Company, a change in the effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company as all such terms are defined in Treasury Regulation Section 1.409A-3(i)(5). In the event payment is not allowed by operation of the immediately preceding sentence, payment will be made within sixty (60) days of the earlier to occur of (A) the applicable payment date set forth in the Notice or (B) the occurrence of a permissible time or event that could trigger a payment without violating Section 409A. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company or any of its Affiliated Entities be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

Notice of Grant of Performance Share Units and Award Agreement
Expand Energy Corporation
6100 North Western Avenue
Oklahoma City, OK 73118
ID: 73-1395733

Name:	Mike Wichterich	Award Number:
		Plan:	2021 LTIP
ID:

Effective February 9, 2026 (the “Effective Date”), you have been granted an Award of 16,856 Performance Share Units. These Performance Share Units will vest on the later of (i) the one-year anniversary of the Effective Date (the “Anniversary Date”), and (ii) the date on which the absolute total stockholder return of the Company (“ATSR”) as measured from the Effective Date equals 25% (the “Performance Hurdle”) (each of (i) and (ii), a “Vesting Date”); provided, however, that in the event of a “Qualifying Termination” (as defined below), the number of Performance Share Units that will vest upon the applicable Vesting Date will be equal to (1) the total number of Performance Share Units subject to this Award multiplied by (2) a fraction (a) the numerator of which equals the number of days that you served as Interim President and Chief Executive Officer of the Company during the one-year period commencing on the Effective Date and (b) the denominator of which equals 365; provided further, that in no event will less than 4,682 Performance Share Units vest upon the applicable Vesting Date in the event of a Qualifying Termination. For the avoidance of doubt, none of your Performance Share Units shall vest (including in the event of a Qualifying Termination) unless the Performance Hurdle is achieved.

A “Qualifying Termination” means a termination of your employment with the Company for a reason other than (i) a termination of your employment by the Company for Cause or (ii) prior to the Anniversary Date, your resignation for any reason.

Notwithstanding the foregoing, in the event that (i) your employment with the Company terminates and such termination does not constitute a Qualifying Termination (i.e., your employment is terminated by the Company for Cause at any time or, prior to the Anniversary Date, you resign for any reason), or (ii) the Performance Hurdle is not met by the third anniversary of the Effective Date, then in each case you will forfeit all of the Performance Share Units subject to this Award.

The Committee will review, analyze and certify the achievement of the Company’s performance under the ATSR goal and will determine whether the ATSR performance requirement for your Performance Share Units has been satisfied in accordance with the terms of this Agreement.

Determination of ATSR
The ATSR is determined as follows:

ATSR = (EP + CD)/BP) - 1, where

Ending Price (EP) – equals the Company’s 60-Day VWAP as of the relevant date of determination.

Beginning Price (BP) – equals the Company’s 60-Day VWAP as of the Effective Date.

Cash Dividends (CD) – equals the total of all cash dividends paid on a share of

Common Stock during the period commencing on the Effective Date through the relevant date of determination.

As used herein, “60-Day VWAP” means, as of any date of determination, the volume-weighted average price of a share of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “EXE<equity>VWAP” (or its equivalent successor if such page is not available) for the 60 consecutive Trading Days immediately preceding such date of determination (or if such volume-weighted average price is unavailable, the market value of a share of Common Stock during such period, determined using a volume-weighted average method by a nationally recognized independent investment banking firm retained for this purpose by the Company).

As used herein, “Trading Day” means a day on which (a) trading in the Common Stock generally occurs on NASDAQ or, if the Common Stock is not then listed on NASDAQ, on the principal securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a securities exchange, on the principal other market on which the Common Stock is then traded; and (b) a 60-Day VWAP for the Common Stock is available on such securities exchange or market, but if the Common Stock is not so listed or traded, “Trading Day” means mean any day except a Saturday, Sunday or other day on which commercial banks in Oklahoma City, Oklahoma are authorized or required by law to be closed.

Acceptance. You are required to accept the terms and conditions set forth in this Notice, the Agreement and the Plan, all of which are made a part of this document in order for you to receive the Award granted to you hereunder. Any capitalized terms used but not defined in this Notice have the same meanings given to them in the Agreement or the Plan. By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan and the Agreement, all of which are attached and made a part of this document.

Expand Energy Corporation	Date

Name: Mike Wichterich	Date